Exhibit 10.1
AMENDMENT TO THE
FARMER BROS. CO.
2005 INCENTIVE COMPENSATION PLAN
(As Amended and Restated as of December 31, 2008)
(Effective as of July 1, 2014)
Purpose of the Amendment
The purpose of this Amendment (this “Amendment”) to the Farmer Bros. Co. 2005 Incentive Compensation Plan (the “Plan”) is to add a provision setting forth the performance-based compensation requirements under Section 162(m) of the Internal Revenue Code and applicable Treasury Regulations (“Section 162(m)”). The Amendment is effective as of July 1, 2014, subject to approval by the Company’s stockholders at the Company’s 2014 annual meeting of stockholders.
Amendment
The Plan is amended to add a new Section 6 as set forth below and to renumber the current Sections 6 through 12, and references thereto, accordingly. All capitalized terms not defined in this Amendment shall have the meanings set forth in the Plan.
“Section 6. Performed-Based Awards Under Section 162(m).
(a)    Performance-Based Awards. Notwithstanding anything to the contrary in Section 5 or Section 7, to the extent the Committee intends that Awards satisfy the requirements for performance-based compensation under Section 162(m), the Committee shall, in writing, (i) designate one or more Covered Employees (as defined in Section 162(m)) to receive Awards satisfying the performance-based compensation requirements under Section 162(m), (ii) select the Performance Criteria applicable to the performance period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such performance period, and (iv) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such performance period. Section 162(m) requires that the Committee establish each Covered Employee’s Performance Criteria, Performance Goals and target Award amount within the first 90 days of each performance period.
Following the completion of each performance period, the Committee shall certify in writing the extent to which Performance Goals for that performance period have been achieved and shall authorize the award of cash to the Covered Employee for whom the Performance Goals were established, in accordance with the terms of the applicable Award agreement. For any Award that the Committee intends to satisfy the requirements of Section 162(m), the Committee may not increase the amount payable with respect to any Award, but it may decrease or eliminate any such Award to any Covered Employee.
(b)    Performance Criteria. The term “Performance Criteria” means the criteria, either individually, alternatively or in any combination, that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Covered Employee for a performance period. For purposes of this Section 6, the Performance Criteria that will be used to establish Performance Goals are limited to the following (and modifications of the following): net sales or revenue; net income before tax and excluding gain or loss on sale of property, plant and equipment; cash flow (including, but not limited to, operating cash flow and free cash flow); total shareholder return; profitability; stock price; economic value added; profit margin (gross or net); asset turnover; sales growth (whether measured in pounds of coffee, number of accounts or otherwise); asset growth; return on investment; earnings or earnings per share; return on equity; return on assets; return on capital; cost of capital; gross income or operating income; market share; working capital; and/or cost reduction. The Performance Criteria may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous period results or to a designated comparison group, in each case as specified by the Committee in the Award. The Committee shall, within the time prescribed by Section 162(m), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such performance period for such Covered Employee. In order for Awards to continue to qualify as performance-based compensation under Section 162(m), the Performance Criteria must be re-approved by the Company’s stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which the Company’s stockholders approved this Amendment.
(c)    Performance Goals. The term “Performance Goals” means, for a performance period, the goals established in writing by the Committee for the performance period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division or other operational unit, or an individual. The Committee, in its discretion, may, within the time prescribed by Section 162(m), adjust or modify the calculation of Performance Goals for such performance period in order to prevent the dilution or enlargement of the rights of Covered Employees (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.
(d)    Compensation Committee. The Board shall ensure that each member of the Committee satisfies the “outside director” definition under Section 162(m).
(e)    Limitation. No Covered Employee may receive Award payments during any Fiscal Year having an aggregate dollar amount in excess of $5,000,000.”

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